UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
               ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. Name and Address of Reporting Person
                                KENT E. LOVELACE

                            1105 30th Ave., Suite 200
                               GULFPORT, MS 39501
                   2. Issuer Name and Ticker or Trading Symbol
                                EURBID.COM, INC.
                                      EURB
        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                     11/2000
                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other
                                 (specify below)

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           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Natureof Indirect        |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |Beneficial Ownership       |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
|COMMON STOCK              |11/15 |J   | |2,348,686         |D  | *         |0                  |D     |
|                          |00    |
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|COMMON STOCK              |      |    | |                  |   |           |256                |I     |By Comp                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number  |10.|11.Nature of  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva |Dir|Indirect      |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive      |ect|Beneficial    |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities|(D)|Ownership     |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi|or |                  |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially  |Ind|              |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at  |ire|              |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of|ct |                  |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month     |(I)|              |
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Explanation of Responses: * Aggregate net proceeds of $61,363 were received, or $0.026 per share.

/s/ Kent E. Lovelace Jr.
SIGNATURE OF REPORTING PERSON

DATE
12/8/00
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